Exhibit 10.1

Carpenter Technology Corporation
PO Box 14662

Reading, PA 19612-4662

Tel: 610.208.2000

June 1, 2015

Via Hand Delivery

Re:      Employment as President and CEO

Dear Tony R. Thene:

On behalf of Carpenter Technology Corporation (the “Company”), we are pleased to confirm our offer to continue to employ you in your new role as the Company’s President and Chief Executive Officer on the terms below stated.

Title and Reporting

You will serve as the Company’s President and Chief Executive Officer (CEO), reporting directly to the Company’s Board of Directors (the “Board”).  You will be nominated to serve on the Board and, subject to your re-election by shareholders from time to time, you will serve as a member of the Board during your employment, although you will not receive separate compensation for your service as a director.

Start Date	July 1, 2015, or such other date agreed between you and the Company (the “Start Date”).

Annual Base Salary	$700,000

Annual Bonus

You will be eligible to participate in the Company’s Executive Bonus Compensation Plan, or such successor arrangement (if any) as the Board may from time to time establish.  Your target annual bonus for the fiscal year ending June 30, 2016 will be 100% of your annual base salary.

Equity Awards

The Company generally makes equity awards to its senior executives annually.  The terms of those awards are determined by the Human Resources Committee of the Board.  You will be eligible to receive an annual award at the time these grants are made to other senior executives of the Company.  Your annual equity incentive award for the fiscal year ending June 30, 2016 will have a grant date fair value of $2,200,000.  The performance metrics and vesting criteria of such award will be similar, but not identical, to those applicable to other executives.

In consideration of your promotion to the role of President and Chief Executive and the compensation described herein, you agree and acknowledge that the restricted stock unit award granted to you on April 28, 2015 will be cancelled and forfeited effective July 1, 2015 and that you will thereafter have no further rights or entitlements with respect to such award.

Employee Benefits

You will be eligible to participate in the employee benefit programs applicable to our salaried employees generally, including the Company’s health and welfare plans, as well as the defined contribution plan.  In addition, you will be eligible to participate in the Deferred Compensation Plan for Officers and Key Employees of Carpenter Technology Corporation.  Your annual vacation entitlement will be 5 weeks.  Except as herein provided, or as may be hereafter approved by the Board or its Human Resources Committee, you will not be entitled to further compensation or benefits.

Relocation Benefits

You are expected to relocate your primary residence to the general vicinity of the Company’s principal executive offices.  To facilitate this, you will be entitled to the relocation benefits described in the Company’s Executive Relocation Policy (the “Relocation Policy”) attached hereto as Exhibit A, provided that you complete your relocation within twenty-four (24) months of the Start Date.  For avoidance of doubt, you will be entitled to relocation benefits under the Executive Relocation Policy notwithstanding the “Eligibility” provision of such policy to the contrary.

If the Board approves a relocation of the Company’s principal executive offices while you remain employed as the President and CEO of the Company, you will be entitled to relocation benefits in connection with your relocation in accordance with the terms of the Relocation Policy.

Severance Rights

Your employment by the Company is “at will” and may be terminated by the Company or by you at any time.  However, if your employment terminates due to a termination by the Company without “cause” or a resignation by you with “good reason” in the absence of a change in control, you will be entitled to receive the severance benefits included in the Severance Pay Plan for Executives of Carpenter Technology Corporation (the “Severance Plan”) attached hereto as Exhibit B.

You will also be entitled to severance benefits in the event of a termination by the Company without “cause” or a resignation by you with “good reason” in connection with a change in control, as described in the Company’s Change in Control Severance Plan attached hereto as Exhibit C.

For avoidance of doubt, benefits under the Change in Control Severance Plan will be in lieu of, not in addition to, the severance benefits described in the Severance Plan.  Your rights to severance benefits under both the Severance Plan and the Change in Control Severance Plan are expressly conditioned on your execution (and non-revocation) of a general release of claims in favor of the Company in a form reasonably prescribed by the Company.

If you become eligible to receive severance benefits under either the Severance Plan or the Change in Control Severance Plan, you will also be entitled to, in addition to the severance benefits provided pursuant to such plans, twelve (12) months of vesting service credit with respect to all equity incentive awards that vest solely on your continued service.

If the Board or its Human Resources Committee terminates the Severance Plan, or amends the Severance Plan to diminish benefits thereunder, then your severance benefits will continue to be determined exclusively under the terms of the current Severance Plan for a period of twenty-four (24) months following such amendment or termination.

For purposes of both the Severance Plan and the Change in Control Severance Plan, the terms “cause” and “good reason” shall have the meanings set forth in the applicable plan document.  If you resign your employment with “good reason” pursuant to Section 1.07(c) of the Severance Plan (a relocation of at least fifty (50) miles from your current principal place of work) or Section 2(o)(ii) of the Change in Control Severance Plan (a relocation of at least thirty-five (35) miles from your current principal place of work) prior to the two-year anniversary of the Start Date, your severance benefits will be determined with reference to your position and compensation (including base salary and annual bonus) as in effect on the date hereof.

Resignation as Director Upon Termination	Unless otherwise agreed between you and the Board, upon any cessation of your service as an employee of the Company, you agree to resign from service on the Board.

Restrictive Covenants

In your capacity as President and CEO, you will continue to be exposed to the Company’s most sensitive and proprietary information and technology, and will continue be provided with access to the Company’s most valuable and carefully cultivated business relationships.  Accordingly, you agree that your Intellectual Property, Confidentiality and Restrictive Covenant Agreement remains in full force and effect and will survive your termination of any employment for any reason in accordance with its terms.

Indemnification	Both you and the Company agree and acknowledge that your Indemnification Agreement remains in full force and effect.

Miscellaneous

Your ownership of or transactions in securities of the Company will be subject to the Company’s insider trading policies and stock ownership guidelines from time to time in effect.

Reimbursement by the Company of any expense will be subject to Company policies and practices in effect from time to time and will be further subject to the requirements of Treas. Reg. §§ 1.409A-3(i)(1)(iv)(A)(3), (4) and (5).

Any payment or transfer of property to you will be subject to tax withholding to the extent required by applicable law.

The letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature (including, without limitation, the employment letter agreement by and between you and the Company dated December 10, 2012) between us regarding these matters.

This letter will be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

[Signature page follows]

To acknowledge your consent to and agreement with the foregoing, please execute and date this letter in the space provided below and return the executed copies to me.  This letter may be signed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute a single instrument.

Sincerely,

CARPENTER TECHNOLOGY CORPORATION

By:	/s/ Gregory A. Pratt
Gregory A. Pratt
Chairman and Interim President and Chief Executive Officer

Acknowledged and agreed on this
1st day of June, 2015:

/s/ Tony R. Thene

Tony R. Thene

Exhibit A

[Relocation Policy]

B-1

EXECUTIVE / Homeowner

RELOCATION POLICY

Effective April 1, 2011

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

Table of Contents

ELIGIBILITY	3
REPAYMENT AGREEMENT / TERMINATION OF EMPLOYMENT	4
POLICY ADMINISTRATION	4
RELOCATION EXPENSE REIMBURSEMENT PROCEDURE	5
MARKETING ASSISTANCE FOR HOMEOWNERS	6
HOW THE PROGRAM WORKS	6
BUYER VALUE OPTION HOME SALE PROGRAM	7
HOME SALE PROGRAM ELIGIBILITY	7
HOME SALE CLOSING COSTS	8
HOME FINDING SERVICES	8
EQUITY ADVANCE	10

MORTGAGE ASSISTANCE	10

HOME PURCHASE CLOSING COSTS	10

HOUSEHUNTING TRIP TO THE NEW LOCATION	11

TEMPORARY LIVING ARRANGEMENTS	11

RETURN TRIPS	12

MOVING SERVICES	12

A. TRANSPORTATION OF HOUSEHOLD GOODS AUTHORIZED FOR SHIPMENT	12

B. ADDITIONAL AUTHORIZED MOVING SERVICES	13

C. COVERAGE FOR HOUSEHOLD GOODS LOSS OR DAMAGE	13

D. LOSS AND/OR DAMAGE CLAIMS	14

E. TRANSPORTATION OF PERSONAL AUTOMOBILES	14

F. APPLIANCE SERVICE	14

G. PETS	14

FINAL TRAVEL EXPENSES	15

MISCELLANEOUS EXPENSE ALLOWANCE	15

GROSS-UP PROVISION	15

SOURCES OF FEDERAL TAX INFORMATION	16

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INTRODUCTION AND PURPOSE

Carpenter Technology Corporation’s (Carpenter) relocation policy is designed to assist a relocating employee in completing the transfer in an expeditious and comfortable manner. Accepting a new job assignment that requires a move to a new location provides both challenges and opportunities for career development and personal growth. This package provides you with specific information on Carpenter’s policy and general information on moving. The information is intended to make your move go as smoothly as possible.

ELIGIBILITY

This policy applies to current and new hire Senior Executives with a Job Profile ID of E1 – E4 who are homeowners at the time that Carpenter requests that they transfer to a new location.

Full time employees are eligible for relocation assistance if all of the following conditions are met:

•

The move must satisfy the IRS “distance test” to be eligible for tax assistance for relocation expenses. The move will meet the distance test if your new job location is at least fifty (50) miles farther from your former home than your old job location was from your former home.

•	The move must take place within twelve (12) months of your hire date (new hire) or the effective date of your transfer (current employee).

•

The relocation must be managed by Xonex Relocation, Inc. (Xonex) from the start of the relocation process, prior to listing the home for sale. This allows for maximum value from this program and provides for better management of the relocation expenses.

•

Benefits apply to your eligible dependents (spouse, domestic partners, fiancé, and dependent children) that permanently reside with you at the time you were authorized to relocate and who will reside with you in the new location. In the event that an additional member of your household is asked to relocate by Carpenter, only one individual is eligible to receive relocation benefits.

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REPAYMENT AGREEMENT / TERMINATION OF EMPLOYMENT

Should you voluntarily terminate employment with Carpenter or be terminated for cause (as defined in Employee Reimbursement Agreement form attached) during the 24-month period immediately following your hire date (new hire) or the effective date of your transfer (current employee), you will be expected to repay to Carpenter a pro-rated portion of any relocation expenses paid to you or on your behalf. The reimbursement schedule is set forth below and in the Employee Reimbursement Agreement attached as an exhibit to your employment offer letter. A signed copy of the Agreement must be returned to Carpenter’s Employment Department in order to receive relocation benefits.

Length of Service from Effective Date of Hire	Amount of Reimbursement
6 months or less	100%
7 to 12 months	75%
13 to 18 months	50%
19 to 24 months	25%

POLICY ADMINISTRATION

This is a comprehensive relocation policy, but Carpenter realizes that the information may not answer all of your questions. For further information or clarification of the policy and benefit entitlements, please contact the following:

General Questions:	Lori Gensemer
Benefits Analyst III
Carpenter Technology Corporation
Phone: 610.208.3928
E-mail: lgensemer@cartech.com

Carpenter will be utilizing the services of Xonex to administer the relocation policy and program. You will be contacted by Xonex directly after Carpenter initiates the relocation process. You will be assigned to work with a Relocation Services Manager (RSM) from Xonex for purposes of policy application and delivery of services. Accordingly, an initial counseling session between you and the assigned RSM must occur prior to the parameters of the appropriate policy being implemented. Counseling regarding the policy should be an ongoing event until the relocation is completed.

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Xonex Contacts:	Megan McGonigal, Relocation Services Manager (RSM)
Phone: 877.661.9048
E-mail: mmcgonigal@xonex.com

Lynda Lane, Move Coordinator
Phone: 877.609.1587
E-mail: llane@xonex.com

Xonex will provide services to you in accordance with the policy terms and procedures detailed herein, and have no authority to deviate from the written parameters of Carpenter’s Relocation Policy.

In order to manage relocation costs, some services and reimbursements are contingent on the use of vendors or brokers specified by Xonex.

Carpenter retains the right to revise, amend, suspend or terminate any or all provisions covered under this policy. In the event that relocation terms inconsistent with those contained herein are communicated to the transferee, the terms contained in the policy will control.

RELOCATION EXPENSE REIMBURSEMENT PROCEDURE

All relocation expenses should be submitted on-line via a password protected web-based portal. Your RSM will provide you with a user ID and password, and an overview of the site and the online expense submission procedure. This site will allow you to begin and save expense reports in draft, submit final expense reports, and track payments.

•	A relocation expense report and supportive documentation, which includes all original receipts, must be submitted to Xonex within sixty (60) days of occurrence.

Upon on-line submission, please print the relocation expense form, sign it, and submit it with receipts to

Xonex Relocation Attn: Carpenter Team Analyst P.O. Box 3496 Wilmington, DE 19804

You should contact your RSM for an expense form if you are unable to access the site.

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MARKETING ASSISTANCE FOR HOMEOWNERS

The Xonex Relocation Marketing Assistance Program is a comprehensive program designed to offer you professional advice in marketing your home. This program has proven results in sales within a short time period at a more than satisfactory price.

•

Marketing Assistance will be provided through Xonex. Employees must utilize the program and are not to list their current residence with any Realtor prior to initiation of the Marketing Assistance counseling.

•	The listing agreement must contain an exclusion clause.

HOW THE PROGRAM WORKS

The Marketing Assistance Program is designed to help you sell your home at the old location for the best possible price within the relocation time frame. Your RSM will assist you in the selection of two qualified, experienced real estate professionals, who will be asked to complete a thorough market analysis of your home. If you have a real estate agent that you would like to use, who is experienced, knowledgeable of the local market, familiar with relocation procedures, and willing to agree to the terms and conditions of the Xonex Relocation Broker Management Agreement, Xonex will include that agent as one of the two selected brokers.

The two selected agents will meet with you to inspect your home and discuss their qualifications and strategy to market your home effectively.

After viewing your home, the agents will research comparable sales and competitive listings, current market conditions, and other data. They will then prepare a report reflecting their opinions of a suggested list price and the probable sale price of the property within a 120-day marketing period.

Xonex will review the reports with you, and you will then select one of the agents to list your home. Xonex will monitor the performance of the selected agent throughout the marketing period and keep you advised of changes in the market and prospect comments, and will help you to assess your options if a change in strategy seems necessary.

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BUYER VALUE OPTION HOME SALE PROGRAM

Carpenter realizes that the disposal of your home has a financial impact on you and your family. Therefore, we have designed a program benefit that will assist you with covering closing costs in a manner that provides favorable tax treatment to you and to Carpenter, providing certain IRS guidelines are followed. It is mandatory that you utilize Xonex to coordinate the home selling in order to take advantage of this relocation benefit option.

Your RSM is available to assist you in your negotiations, which will be done verbally. When you and the purchaser agree on the price and terms of the sale, you should contact your RSM so that the transaction can be closed under the Buyer Value Option (BVO) Program.

•

Do not sign the contract! When an offer to purchase is received, you should not sign the contract or accept any earnest money. If you do, the real estate commission and all closing costs become taxable income to you, and you will then be responsible for all federal, state, local and FICA taxes.

•	Do not sign the offer. Xonex will prepare a contract of sale for you with the same price and terms.

•

If you receive an offer while eligible for the Marketing Assistance Program, Xonex will review it and, if the offer is determined to be bona-fide, you will be relieved of handling closing arrangements and paying related costs.

•	You will sign a separate Contract of Sale as “Seller” and return it to the Xonex closing services provider as “Buyer”.

•	Xonex, through its closing services provider, will then, as the “Seller,” enter into a separate Contract of Sale with the outside buyer.

HOME SALE PROGRAM ELIGIBILITY

The property must be your primary place of residence. In addition, the property must:

•	Have operational electrical, plumbing, and heating systems

•	Be structurally sound and completely constructed

•	Have a marketable title recorded in your name

•	Meet all code requirements with necessary permits

•	Be able to be mortgaged under customary lending practices

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Home sale program eligibility applies only to private residences and specifically excludes farms, co-ops, houseboats, homes without a permanent foundation, undeveloped building lots, homes with a value less than $50,000 or greater than $1,000,000 or with prior approval, second homes, historic properties, contiguous land parcels, excessive acreage (> 5 acres), unfulfilled contractual obligations to purchase a residence and income-producing property.

If a home is determined, through professional inspections, to have toxic materials and/or potential structural defects that will affect the sale of the property or place Carpenter in a position of legal consequences, the property may not be eligible for home sale assistance through Carpenter. Such items might include LP siding, synthetic stucco, asbestos, radon, or other toxic materials. All other benefits of the program (i.e. Marketing Assistance, Home Finding Assistance) will remain in place.

If your home is deemed not eligible for the home sale program, you will be reimbursed for the home selling expenses described above and tax assistance (gross-up) will be provided.

HOME SALE CLOSING COSTS

If the home is deemed ineligible under the BVO program, Carpenter will reimburse you for the following costs related to the sale of your current home, which are considered normal and customary. If the home sale is closed through Xonex under the BVO program, these costs will be billed directly to Carpenter and there will be no tax impact to you.

•	Real estate commission, normal and customary for the area

•	Pre-payment penalties (subject to approval)

•	Title examination

•	Transfer and recording fees

•	Required municipal fees and transfer documentation (Certificate of Occupancy, etc.)

The above selling costs will be reimbursed to you if your home is eligible and you do not close the home sale through Xonex utilizing the BVO program. However, no tax assistance will be provided and taxes will be withheld from your reimbursement. This payment is considered taxable income and subject to the appropriate tax withholding. An itemized list of expenses (HUD-1 settlement statement) must be submitted to Xonex for audit and reimbursement.

HOME FINDING SERVICES

Xonex will provide you with a real estate agent who is knowledgeable about the local marketplace to assist you in finding a new home and community. This agent will provide step-by-step assistance throughout the home finding process.

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Employees are not to take a home finding trip, or contact any Realtors, prior to counseling by their RSM.

SERVICES PROVIDED:

•                       You will be provided with community and housing information through an experienced and knowledgeable real estate agent through the Professional Destination Services Program.

•                       You will receive assistance in negotiating an offer on the home you wish to purchase or lease, as applicable.

Before you begin house hunting, your agent can provide you with a packet of information about the new area, tailored to your needs and interests, including school, shopping, church, and recreation information. You will be given a tour of the area to narrow down the communities to consider. You will then view houses within the selected communities that meet your criteria until you find the house that you wish to purchase.

Before you make an offer to purchase or lease, you may request that the agent provide a Pre-Purchase Market Analysis of the home, showing the listing and sale prices of homes that are similar to this one, noting any features that make those homes more or less valuable than the one you’ve chosen. This Pre-Purchase Market Analysis will indicate the Fair Market Value Range for the home, so that you will be prepared to begin negotiations. You will receive assistance in negotiating strategies, information on local market conditions, and appropriate clauses to add to the contract for protection.

Follow-up on all details of the transaction, such as mortgage loan commitment progress, adherence to time constraints, inspection results and negotiations will ensure that the purchase closes in a timely manner.

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EQUITY ADVANCE

An advance of equity is available through Carpenter to assist with associated costs of purchasing a home in the new location. The equity advance amount will be based on the “established value” of your home in the old location. The established value will be based on the agreed upon sales price, less any property debt (e.g. liens, required repairs, taxes). An equity advance may be processed only when the home that is being sold is under contract with inspection results negotiated, AND you have received an acceptance from the seller of your offer to purchase a home in the new location. The amount of the loan shall be based on the lender’s Good Faith Estimate of Buyer’s Closing Costs, not to exceed 80% of the established equity in the home being sold. You will be required to sign an Equity Advance Agreement and Promissory Note for the amount to be advanced. Equity advanced will be withheld from the final proceeds payment.

Note: Certain Executives/Officers may not be eligible for equity loans due to SOX / SEC regulations. Confirm eligibility with the Corporate Secretary.

MORTGAGE ASSISTANCE

Carpenter has established relationships with several national lenders to assist with the loan approval process for the purchase of a new home. These are optional programs, and you are free to shop for a mortgage with any lender you choose. The national lenders can provide a wide variety of mortgage programs with competitive rates, quick approval times, and direct billing of authorized closing costs to Carpenter. You will not be required to cover these expenses in advance or submit them for reimbursement.

Should you elect to use mortgage services from a lender other than one of the participating national lenders, you should plan to pay all closing costs at the time of closing, and then submit a signed copy of the final settlement statement (HUD-1) to Xonex as soon as possible after closing for audit and reimbursement.

HOME PURCHASE CLOSING COSTS

If you are purchasing a home in the new location, Carpenter will reimburse you for a loan origination fee or one discount point not to exceed 1% of the loan amount, and normal and customary Borrower’s closing costs.

Expenses related to the following items are typical Borrower’s closing costs:

•                            Underwriting

•                            Document Processing

•                            Title insurance or fees for examination of title as required by lender

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•                            Appraisal of the new home if required by lender

•                            Escrow or closing fees charged by the title company to close the sale

•                            Attorney fees

•                            Recording fees

•                            Assumption or transfer fees

•                            Credit report charges

•                            Inspection fees (usually paid prior to and outside of closing)

You are responsible for prepaid taxes, insurance, additional discount points and mortgage interest. A copy of the final settlement statement (HUD-1) is required and should be submitted to Xonex for audit and reimbursement.

HOUSEHUNTING TRIP TO THE NEW LOCATION

You and your spouse/partner are eligible for two (2) trips totaling no more than 7 nights/8 days for the purpose of locating a new residence to purchase. If air travel is involved, please make every effort to book flights at least two (2) weeks in advance, but at a minimum of seven (7) days in advance.

Carpenter will reimburse for reasonable and customary expenses for meals, lodging, rental car, and coach airfare. Reimbursement will be made at the prevailing IRS mileage and per diem rates, where applicable.

TEMPORARY LIVING ARRANGEMENTS

A.

Temporary Housing. Carpenter will pay for the cost of temporary housing up to sixty (60) days if you are unable to move into your new residence immediately upon arrival in the new location. Additional days up to a maximum of thirty (30) may be approved by Human Resources under certain circumstances. A request for additional days should be submitted to Human Resources prior to the end of the initial sixty (60) day period.

B.

Temporary Storage. Carpenter will pay for the temporary storage of household goods, when necessary, for up to sixty (60) days. This may be extended, if necessary, by the number of days approved for additional temporary housing.

C.

Meal Allowance. In the event you are unable to find temporary housing with kitchen facilities, you will receive a meal allowance. Carpenter will reimburse for reasonable and customary expenses for daily meal allowance. Reimbursements will be made at the prevailing IRS per diem rates, where applicable. The daily allowance is intended to help with the cost of meals. Receipts are required and must be submitted with the relocation expense report.

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D.

Car Rental. Carpenter will pay for the cost of a rental car for a period not to exceed two (2) weeks. This will allow sufficient time for Xonex to arrange for shipment of your personal automobile, if necessary

E.	Reasonable Phone Calls. Carpenter will pay for reasonable phone calls home while you are in temporary housing and your family has not yet relocated.

F.	Internet Access. If not provided as part of the lease agreement, Carpenter will cover the cost for basic Internet access while you are in the temporary housing facility.

RETURN TRIPS

In the case where you have moved into temporary housing, but your family is still in the former location, Carpenter will pay for reasonable travel expenses (coach airfare or mileage reimbursement) for you to return home to visit your family. Return visits may be made every other weekend during the sixty (60) day period, not to exceed four (4) round trips in total. In the event that an additional period of at least fourteen (14) days of temporary housing has been approved, Carpenter will pay for reasonable travel expenses of one (1) additional round trip made by you.

In the event of a delayed relocation (up to six (6) months from employee’s transfer date) of your family members to the destination location, Carpenter will pay for reasonable travel expenses (coach airfare or mileage reimbursement) for you to return home to visit your family. The frequency and maximum period (up to maximum of six (6) months) of return trips for which Carpenter will reimburse you for reasonable travel expenses must be approved by Corporate Human Resources and included in your Offer letter or Letter of Assignment.

MOVING SERVICES

Only Carpenter’s Xonex Relocation assigned and authorized carriers may be used.

A. TRANSPORTATION OF HOUSEHOLD GOODS AUTHORIZED FOR SHIPMENT

Carpenter will provide for the packing, transporting, and unpacking of all normal household goods in moves arranged by Xonex. Carpenter will also reimburse the cost of one (1) trash removal (items being disposed of as a result of the relocation) OR debris pick-up (disposal of packing boxes).

You are expected to use discretion concerning the moving of those possessions that are of little value in relation to the cost of moving.

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Various items that will not be shipped at Carpenter’s expense include, but are not limited to, the following:

•                           Food and perishables, combustible items, and items which may cause contamination or damage to other goods

•                           Recreational motor vehicles, boats over 14 feet, or airplanes

•                           Patio slate/bricks/cement/sand

•                           Indoor/outdoor plants/fertilizer

•                           Disassembled vehicles and motors

•                           Animals

•                           Firewood/lumber/ building materials

•                           Large machinery/workshop equipment

•                           Swimming pools

•                           Jewelry, precious stones, legal documents, stamp and coin collections, or money (cash, securities, bonds, notes)

•                           Outbuildings, storage sheds, greenhouses, or farm equipment

•                           Satellite dishes exceeding 24” in diameter

•                           Illegal items - as per Federal regulations

In addition, gratuities and expense of food and beverages provided to the moving crews are not eligible for reimbursement. However, they are IRS tax-deductible moving expenses.

Carpenter and Xonex recognize that you may have certain items to move that need disassembly/reassembly or special packing/crating that are not typically covered in a move. Xonex will contact Human Resources to seek approval in those instances.

The employee, spouse, or other adult authorized by the employee must be present during the packing, loading, unloading, and unpacking of household goods and must carefully review the inventory list prior to signing. Carpenter and Xonex will not be held responsible for damage or loss if these procedures are not followed.

B. ADDITIONAL AUTHORIZED MOVING SERVICES

•                                Normal and customary third party services such as service of a waterbed, pool table, crating, etc.

•                                Unpacking services when requested

•                                Loading and unloading on a weekday or weekend

C. COVERAGE FOR HOUSEHOLD GOODS LOSS OR DAMAGE

Carpenter provides full-replacement valuation coverage on a $6.00 per-pound basis for the transportation of household goods, up to a maximum of $100,000.00. The expense for any additional coverage available through the carrier will be the responsibility of the employee.

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Antiques, fine arts and unique items may require specific itemization and a pre-move appraisal, at the employee’s expense, to determine whether they would qualify for coverage or be excluded.

It is your responsibility to identify and discuss such items with the RSM/carrier in advance of the move. In the event that additional coverage is required, you will be charged for such coverage by the van line. You must present in advance to your RSM at the Service Provider written requests for exceptions.

Jewelry, precious stones, legal documents, stamp and coin collections, and money (cash, securities, bonds, and notes) are not covered by this insurance and should be personally transported by the employee.

D. LOSS AND/OR DAMAGE CLAIMS

In the event of loss or damages resulting from the transportation of household goods, it is your responsibility to promptly file a claim with the van line as soon as possible after such an occurrence. Any noticeable damage at the time of delivery should be brought to the attention of the driver and followed up by you with a claim in writing to the carrier. Claims must be submitted within ninety (90) days of the delivery date. The best proof of claim is a notation on the bill of lading, inventory listing, or delivery report. These reports may be obtained from the carrier.

E. TRANSPORTATION OF PERSONAL AUTOMOBILES

You may ship through Xonex two (2) personal automobiles (only fully operational vehicles may be shipped). The shipment of additional vehicles will be at the employee’s expense.

There will be no reimbursement for loss on sale if you sell a car in lieu of shipping or driving.

F. APPLIANCE SERVICE

Major appliances (refrigerator, washer, dryer and range) will be installed at the new residence, if necessary. Reimbursable expenses include the customary cost of plumbing, electrical, labor, and materials required to disconnect major appliances at the old location and to reconnect them to available facilities at the new residence. Installation of 220-volt wiring is considered a home improvement and is not reimbursable. Any special plumbing or other wiring necessary at the new location is not reimbursable.

G. PETS

Carpenter does not pay for the relocation of pets, horses or other livestock. Carpenter will give special consideration to employees or their family members in need of a Service dog. Any employee wishing to transport a pet or pets will assume all responsibility, expense and liability for such pet(s). This includes, but is not limited to, inoculations and health certificates; the expense for air transport, kenneling, related housing deposits and rent differential; and total liability for injury or damage associated with the pet(s)

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FINAL TRAVEL EXPENSES

Carpenter will reimburse for reasonable and customary expenses for meals, lodging, and transportation (coach or economy fare, if by air) for all eligible household members. You will be reimbursed for mileage and tolls if you elect to drive to the new location. Reimbursement will be made at the prevailing IRS mileage and per diem rates, where applicable.

MISCELLANEOUS EXPENSE ALLOWANCE

Carpenter recognizes that you may incur expenses when relocating that may not be directly provided for in this policy. You will receive a Miscellaneous Expense Allowance equal to one month’s salary, up to a maximum of $10,000.00, to address these incidental expenses. You need not provide receipts or give an accounting of how this allowance is spent. This Allowance is considered taxable income and this payment will be grossed-up to assist with the tax burden. Although you will receive assistance in the tax burden associated with the Miscellaneous Allowance and other taxable benefits, Carpenter strongly advises that you consult an income tax professional prior to your relocation for proper financial planning of this event.

Xonex will disburse payment of the Allowance upon receipt of your signed Reimbursement Agreement and after your hire date (new hire) or effective start date (current EE) in the new location.

Some of the expenses that the Allowance is intended to cover are:

•                           Driver’s license and automobile tags

•                           Miscellaneous personal expenses during temporary living, such as dry cleaning, parking and tolls, entertainment, etc.

•                           Pet shipment/care/boarding

•                           Utilities removal and installation

•                           Cleaning

•                           Purchase, installation and maintenance of appliances

•                           Cost of additional luggage

•                           Duplication of records, such as medical or school records

•                           Tips to movers

GROSS-UP PROVISION

Carpenter will gross-up certain reimbursable expenses that have no off-setting deduction and therefore may cause a tax liability for the employee:

•                           Miscellaneous Allowance

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•                           Temporary living expenses

•                           Trips home during temporary living

•                           Final move trip meals

•                           Storage beyond 30 days

Reimbursements of deductible expenses are included in W-2 wage earnings. These reimbursements, however, will not be grossed-up for federal taxes. You will be responsible for proper reporting on your tax filing to receive the deduction. These payments will be grossed-up for Social Security, Medicare, and state taxes, where applicable.

Reimbursements included in the non-taxable category include:

•                           En route travel and lodging for members of the employee’s household from the old location to the new location. Mileage reimbursements in excess of federal rates are taxable

•                           Transportation and 30 days of storage (per IRS regulations) of household goods.

Employees who voluntarily terminate employment before the terms of the relocation reimbursement agreement have expired will be required to pay back to Carpenter any gross-up benefits they have received.

SOURCES OF FEDERAL TAX INFORMATION

The IRS allows the general public to download and print all of the tax forms and publications available on their website which may be accessed at:

www.irs.gov

The following publications contain information relative to the tax effects of a corporate relocation:

•                           IRS Publication 521, Moving Expenses

•                           IRS Publication 523, Selling Your Home

Employees may wish to review and/or consider increasing their W-4 payroll tax withholding amount. Helpful resources include:

•                           IRS Publication 919, How Do I Adjust My Withholding

•                           Use the, IRS Withholding Calculator, on the IRS website at:

www.irs.gov/individuals

You can also find many of these forms and an informative tax booklet on the Xonex Transferee Gateway.

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ADDENDUM TO HOMEOWNER RELOCATON POLICIES

(Effective April 1, 2008

Restated March 18,2009

Amended December 6, 2010)

In an effort to provide relief to transferees affected by the depressed housing market, the following benefit may be available to eligible homeowner transferees with active relocations on or after April 1, 2008. Carpenter reserves the right to amend or rescind this Addendum at any time.

Duplicate Housing

Generally, transferees sell their present home or have an agreement to sell before they take on the financial obligations of a new home. However, if the transferee purchases and occupies a home in the new location while still financially responsible for the home in the old location, Carpenter will reimburse interest on the mortgage (not principle), property taxes, homeowner insurance, and homeowner association fees on the lower of the two properties based on the total expense to Carpenter (factoring in applicable tax gross-up amount resulting from payments of these expenses). The duplicate housing benefit is subject to approval by Human Resources.

If the transferee rents in the new location while trying to sell the home in the old location, Carpenter will reimburse the lesser of the rent in the new location or mortgage interest, property tax, insurance, and homeowner association fees on the old home . Based on the total expense to Carpenter (factoring in applicable tax gross-up amount resulting from payments of these expenses).

Duplicate housing expenses will be reimbursed upon receipt of a Relocation Expense Report accompanied by an account statement showing the payment breakdown for the period submitted for reimbursement. The accuracy of the statement is necessary for accurate tax reporting. In order to be reimbursed for this benefit, the transferee must submit a copy of their mortgage statement on the old and new properties itemizing the interest, taxes, insurance and homeowner association fees. In the event that any of the reimbursable expenses listed are not included in the transferee’s mortgage payment, documentation for the annual expense must be submitted. The expense will be prorated and reimbursed on a monthly basis. If the transferee rents in the new location, a signed copy of the lease must be submitted for review. Security deposits are not eligible for reimbursement.

Note: Reimbursements will be reported as additional income on the transferee’s W-2. Reimbursement for interest and real estate taxes will be grossed-up for FICA and Medicare since these expenses are generally deductible on Schedule A of the transferee’s 1040 tax return. Eligibility for duplicate housing applies only to your primary residence, and your current home must be listed on the market at a price no higher than 105% of the established market value, as determined through averaging two comparable Broker Market Analyses. The BMA’s should be within 5% of each other.

The transferee agrees to aggressively market the home and make adjustments accordingly. Unless otherwise amended or rescinded, Carpenter will reimburse for temporary living, and/or duplicate housing for a period not to exceed eighteen (18) months.

If this benefit is being utilized in conjunction with a Loss on Sale benefit, the combined benefit coverage shall not exceed $25,000.

ADDENDUM TO HOMEOWNER RELOCATON POLICIES

(Effective October 1, 2010

Amended December 6, 2010)

The Loss on Sale Addendum is an exception to the Carpenter relocation policy. Unless this benefit is specifically authorized for an individual transferee, this program shall not be considered as approved. Carpenter reserves the right to amend or rescind this Addendum at any time.

Loss on Sale Coverage

When you sell your home in the departure location, the selling price may fall short of the original purchase price creating a loss situation. If approved, and your property qualifies for this benefit, Carpenter will reimburse up to $25,000 of recognized loss.

Qualifications:

You must have owned and occupied your home as your primary place of residence on the date you were first notified of your transfer.

You will need to fully participate in the home sale assistance program, following the established guidelines, to be eligible for loss on sale assistance.

If Carpenter is providing a Duplicate Housing Benefit, the Loss on Sale benefit coverage will be reduced by the total amount of Duplicate Housing coverage.

Following are the guidelines:

•                           Use an approved network broker

•                           List your home at 103% of the average most likely sales price based on two (2) Broker Market Analysis’s and adhere to all marketing guidelines in the policy

•                           Sign all the legal documents for the transfer of your property within one (1) year of your transfer date

•                           The property must sell within 12 months of the effective start date at the new location

Calculation: The loss is considered the difference between the original net purchase price and the final net sales price (your contract price with XONEX). Capital improvements and repairs or maintenance expenses are not included in the calculation, as the value of such items are considered in the purchaser’s offering.

Carpenter expects you to properly maintain the property and fully cooperate in the marketing process, to ensure the best possible agreement terms. Payments may be denied if the real estate agent, appraiser/inspector determines that the home has been neglected and suffers from deferred maintenance.

Loss on Sale payments will be made after the property has settled. The loss payment will be tax assisted, which means that Carpenter will gross up to cover tax burden on the transferee.

Note: Reimbursements will be reported as additional income on the transferee’s W-2.

Exhibit B

[Severance Pay Plan for Executives of Carpenter Technology Corporation]

B-1

Severance Pay Plan for Executives

of Carpenter Technology Corporation

As adopted July 1, 2010

Carpenter Technology Corporation, a Delaware corporation (the “Employer”), hereby adopts the Carpenter Technology Corporation Severance Pay Plan for Executives (the “Plan”) for the benefit of certain of its executives on the following terms and conditions:

The Plan, as set forth herein, provides consideration that is intended to assist with the transition period which may be experienced by executives of the Employer covered by the Plan in the event of a termination of employment under the enumerated circumstances in return for the executive’s execution of a valid and binding release (that is not subsequently revoked, rescinded, invalidated or challenged in any way), that releases the Employer from any and all legal or equitable claims related to the executive’s employment, or termination of employment, with the Employer notwithstanding any indemnification agreements that were in effect indemnifying the executives during their employment with the Employer.

This Plan is a “top-hat” plan within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from all other ERISA requirements. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Employer and any Employee, any beneficiary, or any other person.

ARTICLE I

Definitions

In the Plan the singular includes the plural, use of the masculine pronoun includes the feminine pronoun and initially capitalized words shall have the following meanings unless the context clearly indicates otherwise. The use of any definition given to terms within this Plan shall be strictly limited to the interpretation of this Plan and shall in no way modify definitions of those same terms established elsewhere under law or contract.

Section 1.01. Base Salary. The total annual base salary payable to such Employee at the rate in effect on the Date of Termination. Base Salary shall not be reduced for any salary reduction contributions: (a) to cash or deferred arrangements under Code § 401(k), (b) to a cafeteria plan under Code § 125, or (c) to a nonqualified deferred compensation plan. Base Salary shall not take into account any bonuses, reimbursed expenses, credits or benefits (including benefits under any plan of deferred compensation), or any additional cash compensation or compensation payable in a form other than cash.

Section 1.02. Cause. Any termination of an Employee’s employment with an Employer which results from:

(i)	Employee’s conviction of a crime involving moral turpitude;

(ii)	Employee becoming incapable of performing the duties of his or her employment with Employer due to loss or suspension of any license or certification required for the performance of those duties;

(iii)	conduct by Employee that is found by Employer to constitute fraud, embezzlement, or theft that occurs during or in the course of Employee’s employment with Employer;

(iv)	intentional damage by Employee to Employer’s assets or property or the assets or property of Employer’s customers, vendors, or employees;

(v)

intentional disclosure by Employee of Employer’s confidential information contrary to Employer’s policies or instructions received by Employee during or in the course of Employee’s employment with Employer;

(vi)	intentional engagement by Employee in any activity which would constitute a breach of duty of loyalty to Employer;

(vii)

conduct by Employee found by Employer to constitute a willful and continued failure or refusal by Employee to substantially perform Employee’s duties for Employer (except as a result of incapacity due to physical or mental illness),

(viii)	Employee’s failure to comply with Employer’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or

(ix)

conduct by Employee that is demonstrably and materially injurious to Employer, monetarily or otherwise, as determined by Employer, including injury to Employer’s reputation or conduct by Employee otherwise having an adverse affect upon Employer’s interests, as determined by Employer.

Section 1.03. Code. The Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

Section 1.04. Date of Termination. The Date of Termination shall be the date on which a Termination occurs.

Section 1.05. Employee. A full-time salaried employee of an Employer who is a United States resident, except a person (1) who has an individual employment or severance agreement which is then currently effective with an Employer, (2) is covered by a statutory severance entitlement, or (3) is a member of a bargaining unit.

Section 1.06. Employer. Employer means Carpenter Technology Corporation.

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Section 1.07. Good Reason. An Employee’s voluntary Termination within the ninety (90) day period following the initial existence of one or more of the following conditions arising without the Employee’s consent:

(a) a material diminution in the Employee’s Base Salary;

(b) a material permanent diminution in the Employee’s authority, duties, or responsibilities;

(c) a material change in the geographic location at which the Employee must perform services which is at least fifty (50) miles from his or her current principal place of work; or

(d) any other action or inaction that constitutes a material breach by the Employer of any employment agreement between the Employee and the Employer; and

within thirty (30) days following the initial existence of a condition described in subsections (a) through (d) above, the Employee must provide notice to the Employer of the existence of the condition, and the Employer must fail to remedy the condition within thirty (30) days of receipt of such notice.

Section 1.08. Severed Employee. An Employee who has experienced a Termination.

Section 1.09. Termination. An Employee’s termination of employment with the Employer, as described in Treas. Reg. § 1.409A-1(h); provided, however, that a Termination shall include only an involuntary discontinuance of the Employee’s employment without Cause as a result of the independent exercise of the unilateral authority of the Employer, as described in Treas. Reg. § 1.409A-1(n)(1), or a voluntary separation from service for Good Reason.

ARTICLE II

Eligibility and Participation

Section 2.01. Eligibility. An Employee shall be eligible to participate in the Plan if the Employee is:

(a) a Chief Executive Officer, Executive/Senior Vice President, Vice President, or Assistant Vice President of the Employer on the Date of Termination; and

(b) a member of the Employer’s “select group of management or highly compensated employees,” as defined in ERISA Sections 201(2), 301(a)(3), and 401(a)(1).

Section 2.02. Participation. An Employee who is eligible under Section 2.01 shall become a participant as of the effective date of the Plan, or, if later, the date the Employee becomes eligible to participate under Section 2.01.

Section 2.03. Duration of Participation. A Severed Employee shall cease to participate in the Plan on the date the Severed Employee is no longer entitled to a benefit under this Plan.

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ARTICLE III

Benefits

Section 3.01. Amount of Severance Benefit. Each Severed Employee shall be entitled, upon Termination and the execution of all required waivers, to the severance benefit provided below:

	Chief Executive Officer	Executive/Senior Vice President	Vice President	Assistant Vice President
Continuation of Base Salary	18 months	12 months	12 months	6 months

Section 3.02. Payment of Severance Benefit. A Severed Employee shall receive his or her severance benefit following the Severed Employee’s execution of all required and appropriate releases and waivers, to be paid, at the Employer’s discretion, either in a lump sum payment or in equal monthly installment payments beginning as soon as practicable but no later than sixty (60) days following his or her Date of Termination. To the maximum extent permitted under Code § 409A, the severance benefits payable under this Plan are intended to comply with the “separation pay exception” under Treas. Reg. § 1.409A-1(b)(9)(iii); provided, however, that any portion of the severance benefits that exceeds the dollar limitation under Treas. Reg. §1.409A-1(b)(9)(iii) in effect on the Date of Termination shall be paid in a single lump sum payment no later than two and one half (2  1/2) months following the Date of Termination in a manner that is intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4).

Section 3.03. Mitigation and Offset. An Employee shall not be required to mitigate the amount of any payment provided for in this Article by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article be reduced by any compensation earned by the Employee as the result of employment by another employer.

Section 3.04. Medical and Prescription Coverage. If the Severed Employee elects continuing group coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall provide reimbursement of the Employer and Employee portion of the cost of such continuation coverage until the earlier of (a) the end of the period the Severed Employee is receiving Base Salary continuation payments under Section 3.01 above, or (b) such earlier date that the Severed Employee is covered under another group health plan, subject to the terms of such plan and applicable law.

Section 3.05. Cash-Incentive Plan Benefits. All benefits under the Cash-Incentive Plan for the fiscal year of the Date of Termination shall become nonforfeitable, subject to the satisfaction of the performance criteria set forth in such plan. The Severed Employee shall be entitled to payment of an amount equal to the Severed Employee’s actual base salary multiplied by the Severed Employee’s bonus target multiplied by the attainment of the performance criteria as of the end of the fiscal year of the Date of termination Such benefits shall be paid no later than two and one half (2  1/2) months following the later of the end of the calendar year that includes the Date of Termination or the end of the Cash-Incentive Plan fiscal year that includes the Date of Termination.

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Section 3.06. Outstanding Equity RSUs. The Severed Employee shall forfeit all unvested shares or units (“Equity Awards”) outstanding under the Stock-Based Incentive Compensation Plan for Officers and Key Employees (“Equity Incentive Plan”) as of the Date of Termination. Notwithstanding the preceding, the Employer’s Board of Directors may, in its sole discretion, provide that the Severed Employee’s right to the outstanding Equity Awards shall become 100% fully vested, and nonforfeitable as of the Date of Termination provided:

(i) such accelerated vesting does not accelerate or alter the time and form of payment of any Equity Award that is subject to the application of Code § 409A, or

(ii) the payment of any Equity Award that is not subject to the application of Code § 409A shall be made no later than two and one half (2  1/2) months following the later of the end of the calendar year that includes the Date of Termination or the end of the Equity Incentive Plan fiscal year that includes the Date of Termination.

Section 3.07. Options. All vested options granted to the Severed Employee that remain outstanding as of the Date of Termination shall become nonforfeitable. The Severed Employee may exercise such options for a period of three (3) months after the Date of Termination (but in no event later than the expiration date of the option under the terms of the option’s grant). To the extent that the Severed Employee does not exercise the options within the time specified herein, the options shall terminate.

Section 3.08. Outplacement Services. If requested by Severed Employee, Employer shall provide Severed Employee with reasonable outplacement counseling and services through an outplacement specialty firm designated by Employer at the Employer’s expense. Severed Employee may utilize the outplacement services until either (i) Severed Employee obtains other employment (full-time or part-time), or (ii) the expiration of twelve (12) months (six (6) months with respect to an Assistant Vice President) after Severed Employee begins utilizing the outplacement services, whichever occurs first.

Section 3.09. Reimbursements or In-Kind Benefits. Any reimbursements or in-kind benefits provided under this Plan that are subject to Code § 409A shall be made or provided in accordance with the requirements of Code § 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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ARTICLE IV

Amendment and Termination

Section 4.01. Amendment and Termination. The Human Resources Committee of the Employer’s Board of Directors may amend or terminate this Plan at any time.

ARTICLE V

Non-competition Covenant

Section 5.01. Employee’s Promises. Employee shall not for a period of eighteen (18) months after termination of employment by Employer, either himself or herself or together with other persons, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of or become the employee, consultant or independent contractor of any business engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, or metal fabricated parts or components similar to or competitive with those manufactured by the Employer as of the date the Employee’s employment with Employer ends; (ii) offer services to any business that is or has been at any time during a period of three (3) years prior to the Employee’s termination of employment with Employer a customer, vendor or contractor of the Employer; or (iii) solicit any employee of the Employer to terminate his or her employment with the Employer for purposes of hiring such employee or hire any person who is an employee of the Employer.

Section 5.02. Remedies. Employee acknowledges and agrees that in the event that Employee breaches any of the covenants in this Article V, the Employer will suffer immediate and irreparable harm and injury for which the Employer will have no adequate remedy at law. Accordingly, in the event that Employee breaches any of the covenants in Article V, the Employer shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Employer. In addition to the other remedies in this Article to which the Employer may be entitled, the Employer shall receive attorneys’ fees and any other expenses incident to its maintenance of any action to enforce its rights under this Agreement.

Section 5.03 Severability. The covenants in this Article are severable, and if any covenant or portion thereof is held to be invalid or unenforceable for any reason, such covenant or portion thereof shall be modified to the extent necessary to cure such invalidity or unenforceability and all other covenants and provisions shall remain valid and enforceable.

ARTICLE VI

Miscellaneous

Section 6.01. Administration. The general administration of the Plan, and the responsibility for carrying out the provisions hereof, shall be placed in the Human Resources Committee designated by the Employer.

The Human Resources Committee shall have complete discretionary authority to interpret this Plan and to determine all questions arising in the administration, construction and application of the Plan. The Human Resources Committee’s discretionary authority includes, but is not limited to, determinations of all questions of fact relating to the eligibility of Employees for benefits under this

6

Plan and the amount of such benefits to which an Employee may become entitled hereunder. It shall have complete discretion to correct any defect, supply any omission, reconcile any inconsistency or resolve any ambiguity in such manner and to such extent as it shall deem necessary to carry out the purpose of this Plan. The decision of the Human Resources Committee upon all matters within the scope of its authority shall be final, conclusive and binding on all parties.

The Human Resources Committee may appoint such agents, who need not be members of the Human Resources Committee, as it deems necessary for the effective exercise of its duties and may delegate to such agents any powers and duties, both ministerial and discretionary, as the Human Resources Committee may deem expedient and appropriate.

The members of the Human Resources Committee, including any Human Resources Committee appointee or designee, shall use that degree of care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the Human Resources Committee member’s conduct of a similar situation.

With respect to the exercise of authority hereunder, and to the extent not insured by an insurance company pursuant to the provisions of any applicable insurance policy and to the extent permitted by law and Employer policy, the Employer may indemnify and hold harmless each member of the Human Resources Committee against any personal liability or expense incurred as a result of any act or omission in the capacity as a member of the Human Resources Committee.

Section 6.02. Claims. An Employee, who has not begun to receive benefits under this Plan and who believes he or she is entitled to benefits hereunder, or the Employee’s representative must submit a claim to the Human Resources Committee or its designee (the “Administrator”). A claim must be submitted in writing and in a manner acceptable to the Administrator. A claim will not be considered complete until the Administrator has received all documentation it has requested to verify the validity of the claim. If the claim is wholly or partially denied, the Administrator shall, within 90 days (or in special cases, and upon prior written notice to the claimant, 180 days) of receipt of the completed claim inform the claimant of the reason(s) for the denial, the specific reference to the Plan provisions on which the denial was based, any additional information that may be necessary to perfect the claim and the procedure for appealing the denial of the claim.

Section 6.03. Appeals. The denial of any claim or application of the provisions of this Plan must be appealed to the Human Resources Committee by the claimant within 60 days of notification of such denial. The claimant shall have a right to review all pertinent documents and submit comments in writing. Any appeal must include a written statement of the claimant’s position. Upon its receipt of the appeal the Human Resources Committee shall schedule an opportunity for a full hearing of the issue and shall review and decide such appeal within 60 days (or in special cases, and upon prior written notice to the claimant, 120 days) of receipt of such appeal. Its decision shall be promptly communicated in writing to the claimant.

Section 6.04. Legal Action. An Employee or any person claiming rights through the Employee must complete the above claims and appeal procedures as a mandatory precondition to any legal or equitable action in connection with this Plan, and such legal or equitable action must be filed within 120 days of the receipt of a final decision regarding the appeal or, if later, within one year of the Termination (or alleged Termination) of the Employee, or benefits under this Plan will be irrevocably barred.

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Section 6.05. Nonalienation of Benefits. None of the payments, benefits or rights of any Employee shall be subject to any claim of any creditor of such Employee, and, in particular, to the full extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Employee. No Employee shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which such Employee may expect to receive, contingently or otherwise, under this Plan.

Section 6.06. No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving an Employee, or any person whomsoever, the right to be retained in the service of any Employer, and all Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 6.07. Severability of Provisions. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

Section 6.08. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 6.09. Unfunded Plan. All payments of monetary benefits provided under the Plan shall be paid from the general assets of the Employer and no separate fund shall be established to secure payment of vested amounts. Notwithstanding the foregoing, the Employer may establish a grantor trust to assist it in funding Plan obligations; provided, however, that such trust shall at all times remain located within the United States. Any payments of vested amounts made to an Employee or other person from any such trust shall relieve the Employer from any further obligations under the Plan only to the extent of such payment. Nothing herein shall constitute the creation of a trust or other fiduciary relationship between the Employer and any other person. No Employee shall have any right to, or interest in, any particular assets of any Employer which may be applied by such Employer to the payment of benefits or other rights under this Plan.

Section 6.10. Payments to Incompetent Persons, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Employer, the Human Resources Committee and all other parties with respect thereto.

Section 6.11. Controlling Law. This Plan shall be construed and enforced according to the internal laws of the Commonwealth of Pennsylvania to the extent not preempted by federal law, which shall otherwise control.

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Section 6.12. Binding Effect. Obligations incurred by the Employer pursuant to this Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Employee and any beneficiary or other successor in interest of the Employee.

Section 6.13. Code § 409A. The Plan is intended to be exempt from the application of Code § 409A. To the extent this Plan is determined to be subject to Code § 409A and a provision of the Plan is contrary to or fails to address the requirements of Code § 409A and related Treasury Regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until the Plan is appropriately amended to comply with such requirements. Furthermore, to the extent this Plan is determined to be subject to Code § 409A, any payment made on account of the Termination of a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)) shall be made on the date that is six (6) months after the date of the Employee’s Termination to the extent necessary to comply with the requirements of Code § 409A and related Treasury Regulations; provided, however, that the payments of vested amounts to which the Employee would have been entitled during such 6-month period, but for this Section, shall be accumulated and paid to the Employee on the first (1st) day of the seventh (7th) month following the Employee’s Termination.

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Exhibit C

[Change in Control Severance Plan]

C-1

AMENDED AND RESTATED

CARPENTER TECHNOLOGY CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

INTRODUCTION

As is the case with many publicly held corporations, there exists the possibility of a Change in Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company and its Subsidiaries to the detriment of the Company and its stockholders. The avoidance of such loss and distraction is essential to protecting and enhancing the best interests of the Company and its stockholders.

When a Change in Control is perceived as imminent, or is occurring, the Company should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its stockholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

It is consistent with the employment practices and policies of the Company and its Subsidiaries and in the best interests of the Company and its stockholders to treat fairly its employees whose employment terminates in connection with or following a Change in Control. Accordingly, it has been determined that appropriate steps should be taken to assure the Company and its Subsidiaries of the continued employment and attention and dedication to duty of their employees and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change in Control.

Therefore, in order to fulfill the above purposes, the Carpenter Technology Corporation Change in Control Severance Plan was developed and adopted.

The Company now desires to make certain amendments to the Carpenter Technology Corporation Change in Control Severance to provide benefits that are more comparable to other companies in the Company’s industry.

Therefore, in order to fulfill the immediately preceding purpose, the Carpenter Technology Corporation Change in Control Severance Plan has been amended and restated in its entirety effective September 1, 2010, with the exception of certain prospective amendments which are effective on such other dates as set forth herein.

ARTICLE I

ESTABLISHMENT OF PLAN

As of the Effective Date, the Company hereby establishes a separation compensation plan known as the Carpenter Technology Corporation Change in Control Severance Plan, as set forth in this document.

ARTICLE II

DEFINITIONS

As used herein the following words and phrases shall have the following meanings unless the context clearly indicates otherwise:

(a) Affiliated Company. Any company controlled by, controlling or under common control with the Company.

(b) Annual Salary. The Participant’s regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or any Subsidiary or deferred pursuant to a written plan or agreement with the Company or any Subsidiary, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any Company bonus or incentive plan of the Company or any Subsidiary or any similar payment.

(c) Board. The Board of Directors of Carpenter Technology Corporation.

(d) Cause. With respect to any Participant: (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any Subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by an executive officer of the Company which specifically identifies the manner in which the executive officer believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or any Subsidiary. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or any Subsidiary. Any act or failure to act based upon authority (A) given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company, (B) upon the instructions of the Chief Executive Officer or another executive officer of the Company or any Subsidiary or (C) based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. Effective on the later of September 1, 2013 or the third anniversary of the date on which notice of the amendment of this section of the Plan is provided to Participants, “Cause” shall mean any termination of a Participant’s employment with the Company or a Subsidiary which results from:

(i) Participant’s conviction of a crime involving moral turpitude;

(ii) Participant becoming incapable of performing the duties of his or her employment with Company or Subsidiary due to loss or suspension of any license or certification required for the performance of those duties;

(iii) conduct by Participant that is found by Company or Subsidiary to constitute fraud, embezzlement, or theft that occurs during or in the course of Participant’s employment with Company or Subsidiary;

(iv) intentional damage by Participant to Company’s or Subsidiary’s assets or property or the assets or property of Company’s or Subsidiary’s customers, vendors, or employees;

(v) intentional disclosure by Participant of Company’s or Subsidiary’s confidential information contrary to Company’s or Subsidiary’s policies or instructions received by Participant during or in the course of Participant’s employment with Company or Subsidiary;

(vi) intentional engagement by Participant in any activity which would constitute a breach of duty of loyalty to Company or Subsidiary;

(vii) conduct by Participant found by Company or Subsidiary to constitute a willful and continued failure or refusal by Participant to substantially perform Participant’s duties for Company or Subsidiary (except as a result of incapacity due to physical or mental illness);

(viii) Participant’s failure to comply with Company’s or Subsidiary’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or

(ix) conduct by Participant that is demonstrably and materially injurious to Company or Subsidiary, monetarily or otherwise, as determined by Company or Subsidiary, including injury to Company’s or Subsidiary’s reputation or conduct by Participant otherwise having an adverse affect upon Company’s or Subsidiary’s interests, as determined by Company or Subsidiary.

(e) Change in Control. The occurrence of any of the following events:

(i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, or (D) any acquisition pursuant to a transaction that complies with clauses (A), (B), and (C) of paragraph (iii) of this definition of Change in Control;

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12 month period; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f) Code. The Internal Revenue Code of 1986, as amended from time to time.

(g) Committee. The Human Resources Committee of the Board.

(h) Company. Carpenter Technology Corporation and any successor or assignee to the business or assets which becomes bound by this Plan by reason of Article V.

(i) Date of Termination. The date on which a Participant ceases to be an Employee of an Employer within the meaning of Treasury Regulation Section 1.409A-1(h) and which constitutes a “separation from service.”

(j) Disability. A qualified physician designated by the Company or a Subsidiary has reviewed and approved the determination that a Participant is either:

(i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or a Subsidiary.

(k) Effective Date. August 20, 2007.

(l) Employee. A full-time employee of an Employer and a member of the Employer’s “select group of management or highly compensated employees,” as defined in ERISA Sections 201(2), 301(a)(3), and 401(a)(1).

(m) Employer. The Company or any Subsidiary (or any parent corporation of the Company or any of such parent corporation’s subsidiaries) by which a Participant is employed.

(n) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

(o) Good Reason. With respect to any Participant, without such Participant’s written consent, actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” includes: (i) any reduction in the Participant’s Annual Salary or Target Annual

Bonus opportunity, as in effect during the 120-day period immediately preceding the Change in Control (or as such amounts may be increased from time to time), other than as a result of an isolated and inadvertent action not taken in bad faith; (ii) the Employer requiring the Participant to relocate his or her principal place of business to a location which is more than 35 miles from his or her previous principal place of business; (iii) the assignment to the Participant of any duties inconsistent in any material and adverse respect with the duties assigned to the Participant during the 120-day period immediately prior to a Change in Control, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith; or (iv) any material reduction in benefits of the Participant, as in effect during the 120-day period immediately preceding the Change in Control, other than as a result of an isolated and inadvertent action not taken in bad faith; provided, however, that no material reduction shall be deemed to have occurred following a Change in Control if the benefits provided to the Participant are (A) reasonably equivalent to the benefits provided to similarly situated employees of the company resulting from a Business Combination and its subsidiaries, and (B) comparable to the benefits provided to the Participant immediately prior to the Change in Control; (v) any purported termination of the Plan otherwise than as expressly permitted by the Plan; or (vi) any failure by the Employer to comply with and satisfy Article VI of the Plan. Notwithstanding the foregoing, a Participant’s mental or physical incapacity following the occurrence of a material negative change in the employment relationship shall not affect a Participant’s ability to terminate employment for Good Reason. In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within 90 days after the Participant has knowledge of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order to terminate employment for Good Reason. Effective on the later of September 1, 2013 or the third anniversary of the date on which notice of the amendment of this section of the Plan is provided to Participants, “Good Reason” shall mean a Participant’s voluntary termination of employment within the ninety (90) day period following the initial existence of one or more of the following conditions arising without the Participant’s consent:

(i) a material diminution in the Participant’s Annual Salary;

(ii) a material permanent diminution in the Participant’s authority, duties, or responsibilities;

(iii) a material change in the geographic location at which the Participant must perform services which is at least fifty (50) miles from his or her current principal place of work;

(iv) change in title from Chief Executive Officer or Chief Financial Officer to a non-Chief Executive Officer or non-Chief Financial Officer title; or

(v) any other action or inaction that constitutes a material breach by the Company or a Subsidiary of any employment agreement between the Participant and the Company or Subsidiary; and

within thirty (30) days following the initial existence of a condition described in subsections (i) through (iv) above, the Participant must provide notice to the Company or Subsidiary of the existence of the condition, and the Company or Subsidiary must fail to remedy the condition within thirty (30) days of receipt of such notice.

(p) Participant. Any Employee whose employment is classified as job class 9 or above and any other Employee employed by the Company or any of its Affiliated Companies in an equivalent position who is designated as a Participant by the Chief Executive Officer of the Company; provided, however, that no individual who is a party to a separately executed change in control or similar agreement with the Company or any of its Affiliated Companies entered into prior to a Change in Control shall be a Participant so long as such agreement remains in force. Each individual who is a Participant immediately prior to a Change in Control shall remain a Participant at least until the second anniversary of the Change in Control. Notwithstanding the foregoing, individuals employed primarily outside of the United States are not eligible to be Participants. Effective on the later of September 1, 2013 or the third anniversary of the date on which notice of the amendment of this section of the Plan is provided to Participants, this subsection shall be applied by substituting “Job Profile E1 or above” for “ job class 9 or above.”

(q) Plan. Amended and Restated Carpenter Technology Corporation Change in Control Severance Plan.

(r) Separation Benefits. The benefits described in Section 4.2 and Appendices A, B and C that are provided to qualifying Participants under the Plan.

(s) Subsidiary. Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s outstanding shares of capital stock.

(t) Target Annual Bonus. The Participant’s target bonus under the Company’s annual incentive plans for the fiscal year in which such Participant’s Date of Termination occurs (or, if no target bonus has been set for such fiscal year, the Participant’s target bonus for the immediately preceding fiscal year).

ARTICLE III

ELIGIBILITY

A Participant shall cease to be a Participant in the Plan only as a result of an amendment or termination of the Plan complying with Article VI of the Plan, or when the Participant ceases to be an Employee of any Employer, unless, at the time the Participant ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV

SEPARATION BENEFITS

3.1 Terminations of Employment Which Give Rise to Separation Benefits Under This Plan. A Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if, at any time during the two-year period immediately following a Change in Control, the Participant’s employment is terminated (i) by the Employer for any reason other than Cause, death, or Disability or (ii) by the Participant for Good Reason.

3.2 Separation Benefits. If a Participant’s employment is terminated in circumstances entitling such participant to Separation Benefits pursuant to Section 4.1, the Company shall provide to such Participant, within ten days following the Date of Termination, a lump sum cash payment and the continued benefits and outplacement as set forth in Appendix A, B or C, as applicable, For purposes of determining the benefits set forth in Appendix A, B or C, if the termination of the Participant’s employment is for Good Reason based upon a reduction of the Participant’s Annual Salary, opportunity to earn Target Annual Bonuses, or other compensation or employee benefits, such reduction shall be ignored.

3.3 Other Benefits Payable. To the extent not theretofore paid or provided, the Company shall timely pay or provide (or cause to be paid or provided) to a Participant entitled to the Separation Benefits, any amounts or benefits required to be paid or provided to the Participant, or which the Participant is eligible to receive, under the General Retirement Plan for Employees of Carpenter Technology Corporation (the “GRP”), and the Separation Benefits shall be reduced, dollar for dollar (but not below zero), by any amounts received by the Participant pursuant to the GRP. Any other severance pay or pay in lieu of notice required to be paid to such Participant under applicable law or under any other severance pay plan or policy of the Company or any Employer, including, without limitation, under the Severance Pay Plan for Salaried Employees of Carpenter Technology Corporation (but excluding the GRP) shall be reduced, dollar for dollar (but not below zero), by the Separation Benefits. The Separation Benefits shall in no event affect a Participant’s eligibility for or entitlement to benefits under the GRP or any other qualified or nonqualifed retirement or pension benefit or welfare or fringe benefit plan, program, policy, practice, contract or agreement of the Company and its Affiliated Companies. Without limiting the generality of the foregoing, the Participant’s resignation under this Agreement with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.

3.4 Certain Reduction of Payments by the Company.

(a) Reduction of Certain Payments. For purposes of this Section 4.4: (i) a “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise; (ii) “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 4.4); (iii) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (iv) “Reduced Amount” shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of Plan Payments without causing any Payment to be nondeductible by the Company or Employer because of Section 280G of the Code.

(b) Anything in this Plan to the contrary notwithstanding, in the event PricewaterhouseCoopers LLP or such other accounting firm selected by the Company prior to the Change in Control (the “Accounting Firm”) shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, the aggregate Plan Payments shall be reduced (but not below zero) to meet the definition of Reduced Amount.

(c) If the Accounting Firm determines that aggregate Plan Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his or her sole discretion, which and how much of the Plan Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Plan Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within 30 days of his or her receipt of notice. If no such election is made by the Participant within such 30-day period, the Company may elect which of such Plan Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Plan Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within 60 days of a termination of employment of the Participant. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Plan Payments as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Plan Payments as become due to the Participant under this Plan.

(d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the

Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(e) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 4.4 shall be borne by the Company.

ARTICLE V

SUCCESSOR TO COMPANY

4.1 This Plan shall bind any successor of the Company or to all or substantially all of its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

4.2 In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

ARTICLE VI

DURATION, AMENDMENT AND TERMINATION

5.1 Duration of Plan. If a Change in Control has not occurred and the Board does not have knowledge of an event that could reasonably be expected to constitute a Change in Control, this Plan may be terminated by resolution adopted by the Board; provided that the

Participants are given written notice of such termination three years in advance of such termination. If a Change in Control occurs while this Plan is in effect, this Plan shall continue in full force and effect for at least two years following such Change in Control, and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full.

5.2 Amendment or Termination. The Board may amend or terminate this Plan; provided, that this Plan may not be terminated or amended in a manner adverse to Participants prior to the third anniversary of the date on which notice of such amendment or termination is provided to the Participants or during the two-year period following a Change in Control.

5.3 Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

5.4 Delegation of Power to Amend or Termination. The powers of the Board under this Section 6 may be delegated to the Human Resources Committee of the Board.

ARTICLE VII

MISCELLANEOUS

6.1 Full Settlement. The Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which a Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), provided, that the Participant shall be required to reimburse the Company for such payments if the Participant does not prevail on substantially all of the issues in connection with such dispute.

6.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of the Company and its Subsidiaries regarding termination of employment. For purposes of this Plan, employment with any of the Company’s Subsidiaries or any parent corporation of the Company or any of its subsidiaries shall be treated as continued employment with the Company.

6.3 Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After termination of a Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 7.3 constitute a basis for deferring or withholding any amounts otherwise payable under this Plan.

6.4 Named Fiduciary; Administration. The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through the Plan Committee of the GRP (the “Administrative Committee”).

6.5 Claim Procedure. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Administrative Committee and must be received within 30 days after termination of employment. If the Company determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in a manner calculated to be understood by the claimant. The notice will be sent within 60 days of the claim. The notice shall make specific reference to the reasons for denial and pertinent Plan provisions on which the denial is based, and describe any additional material or information necessary for the claim to succeed and a description of why it is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Company a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Administrative Committee shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company. The Company will render its final decision with specific reasons therefor and in a manner calculated to be understood by the claimant, and will transmit it to the claimant within 60 days of the written request for review. If the Company fails to respond to a claim filed in accordance with the foregoing within 60 days, the Company shall be deemed to have denied the claim. This Section 7.5 shall not serve to prohibit any Participant from bringing an action in a court of competent jurisdiction to enforce his or her rights under the Plan after satisfaction of the foregoing procedures. Notwithstanding the foregoing, the claims and appeals procedure provided for in this Section 7.5 will be provided for the use and benefit of Participants who may choose to use such procedures, but compliance with the provisions of these claims and appeals procedures will not be mandatory for any Participant claiming benefits after a Change in Control. It will not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such participant claims entitlement.

6.6 Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

6.7 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.8 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Delaware without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

6.9 Top-Hat Plan. For purposes of ERISA, the Plan is intended to constitute a “top-hat” plan, as described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and the regulations promulgated thereunder.

6.10 Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that the benefits provided under subsections (b) and (c) of Appendices A, B and C, Section 4.4, and Section 7.1 are not “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5), then (i) the amount of such benefits provided during one calendar year shall not affect the amount of such benefits provided in any other taxable year, except to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code in which case a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B); (ii) any benefits that are reimbursements must be made on or before the last day of the calendar year following the calendar year in which the fee or expense was incurred (provided, that the Participant shall have submitted an invoice for such fee or expense at least 10 days before the end of the calendar year next following the calendar year in which such fee or expense was incurred) or, in the case of the benefits under Section 4.4, the tax was due to the applicable taxing authority; and (iii) to the extent any such benefit is an in-kind benefit, such benefit may not be liquidated or exchanged for another benefit. In addition, within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Participant, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Participant, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Participant pursuant to Section 409A of the Code. The Plan is intended to be exempt from the application of Code Section 409A. To the extent this Plan is determined to be subject to Code Section 409A and a provision of the Plan is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until the Plan is appropriately amended to comply with such requirements. Furthermore, to the extent this Plan is determined to be subject to Code Section 409A, any payment made on account of the termination of a “specified employee” (as determined under Treas. Reg. §1.409A-1(i)) shall be made on the date that is six (6) months after the Employee’s Date of Termination to the extent necessary to comply with the requirements of Code Section 409A and related Treasury Regulations; provided, however, that the payments of vested amounts to which the Employee would have been entitled during such 6-month period, but for this Section, shall be accumulated and paid to the Employee on the first (1st) day of the seventh (7th) month following the Employee’s Date of Termination.

APPENDIX A

(E4 PROFILE)

If the Participant is a Chief Executive Officer of the Employer on the Date of Termination, he or she shall receive the following Separation Benefits in accordance with Section 4.2.

(a) A cash lump sum which shall be the aggregate of the amounts set forth in clauses (i), (ii), (iii) and (iv):

(i) the sum of (A) any portion of the Participant’s Annual Salary earned through the Date of Termination that was not previously paid and (B) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

(ii) an amount equal to three (3) times the Participant’s Annual Salary;

(iii) an amount equal to one (1) times the Participant’s Target Annual Bonus; and

(iv) an amount equal to eighteen (18) months of the Employer and Employee portion of the cost at the Date of Termination of continuing group medical, prescription and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with interest on the amount at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(b) The Company shall at its sole expense provide the Participant with reasonable outplacement services during the one-year period following the Participant’s Date of Termination. The Participant shall not, however, be entitled to any payment in lieu of accepting outplacement assistance services.

(c) If the Participant (and eligible family members) elect COBRA, the Employer shall continue coverage until the earlier of (a) the end of the COBRA period, or (b) such earlier date that the Participant is covered under another group health plan, subject to the terms of such plan and applicable law.

(d) Any reimbursements or in-kind benefits provided under this Plan that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

APPENDIX B

(E3 PROFILE)

If the Participant is an Executive Vice President or Senior Vice President of the Employer on the Date of Termination, he or she shall receive the following Separation Benefits in accordance with Section 4.2.

(a) A cash lump sum which shall be the aggregate of the amounts set forth in clauses (i), (ii), (iii) and (iv):

(i)             the sum of (A) any portion of the Participant’s Annual Salary earned through the Date of Termination that was not previously paid and (B) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

(ii)          an amount equal to two (2) times the Participant’s Annual Salary;

(iii)       an amount equal to one (1) times the Participant’s Target Annual Bonus; and

(iv)      an amount of six (6) months of the Employer and Employee portion of the cost at the Date of Termination of continuing group medical, prescription and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with interest on the amount at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(b) The Company shall at its sole expense provide the Participant with reasonable outplacement services during the one-year period following the Participant’s Date of Termination. The Participant shall not, however, be entitled to any payment in lieu of accepting outplacement assistance services.

(c) If the Participant (and eligible family members) elect COBRA, the Employer shall continue coverage until the earlier of (a) the end of the COBRA period, or (b) such earlier date that the Participant is covered under another group health plan, subject to the terms of such plan and applicable law.

(d)         Any reimbursements or in-kind benefits provided under this Plan that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

APPENDIX C

(E1/E2 PROFILE)

If the Participant is a Vice President or Assistant Vice President of the Employer on the Date of Termination, he or she shall receive the following Separation Benefits in accordance with Section 4.2.

(a) A cash lump sum which shall be the aggregate of the amounts set forth in clauses (i), (ii) and (iii):

(i) the sum of (A) any portion of the Participant’s Annual Salary earned through the Date of Termination that was not previously paid and (B) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

(ii) an amount equal to one (1) times the Participant’s Annual Salary; and

(iii) an amount equal to one (1) times the Participant’s Target Annual Bonus.

(b) The Company shall at its sole expense provide the Participant with reasonable outplacement services during the one-year period following the Participant’s Date of Termination. The Participant shall not, however, be entitled to any payment in lieu of accepting outplacement assistance services.

(c) If the Participant (and eligible family members) elect COBRA, the Employer shall continue coverage until the earlier of (a) six months before the end of the COBRA period, or (b) such earlier date that the Participant is covered under another group health plan, subject to the terms of such plan and applicable law.

(d) Any reimbursements or in-kind benefits provided under this Plan that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.